Exhibit 10.3(d)

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”) is entered into by and between Helix BioMedix, Inc. (the “Company”) and Timothy J. Falla, Ph.D (“Falla”).

WHEREAS, Helix and Falla entered into an Employment Agreement effective as of July 1, 2003, as amended (the “Employment Agreement”); and

WHEREAS, Falla has resigned from his employment with the Company effective as of February 28, 2011 (the “Separation Date”); and

WHEREAS, the Company and Falla desire to set forth the terms and conditions pursuant to which Falla agrees to provide certain consulting services to the Company following the Separation Date;

NOW THEREFORE, in consideration of the promises made herein, the parties hereby agree as follows:

1.           Separation of Employment; Transition Activities.  Falla’s last date of employment with the Company shall be the Separation Date, on which date Falla also hereby resigns as an officer of the Company.  Falla will continue to work diligently and perform his duties until the Separation Date and shall be reasonably available to answer questions regarding any matters related to the Company for which he was previously responsible for ten (10) months thereafter.

2.           Consulting Services.  In addition to the transition activities described in Section 1 above, for a period of ten (10) months following the Separation Date, upon reasonable request Falla hereby agrees to provide assistance to Company with respect to the maintenance, defense and prosecution of the Company’s issued patents and pending patent applications and the preparation and prosecution of patent applications with respect to the Company’s intellectual property currently in development as of the Separation Date, including, without limitation, those matters described on Exhibit A hereto.  In consideration of such services, the Company shall pay Falla an hourly rate of $125.00, up to a maximum of an aggregate of $35,000 during the term of this Agreement, and shall reimburse Falla for any reasonable, documented out-of-pocket expenses incurred in connection with these services and approved in advance by the Company.  Payment shall be made by the Company within 15 days of receipt of monthly invoices for same.

3.           No Further Benefits.  Falla acknowledges and represents that, through the Separation Date, the Company has paid Falla all salary, wages, bonuses, commissions, profit-sharing, reimbursable expenses, interest, stock, stock options, fees, accrued vacation and any and all other benefits and compensation due to Falla.

4.           Stock Options.  All of Falla’s outstanding stock options as of the Separation Date shall accelerate and be fully vested and immediately exercisable as of the Separation Date pursuant to their respective terms and conditions and the terms and conditions of the Company’s 2000 Stock Option Plan, provided that Falla shall have the following periods after the Separation Date to exercise the following stock options, after which such stock options will be terminated in their entirety:

Original Grant Date	Number of Options	Extended Exercise Period
08/01/02	100,000	02/28/12
07/01/03	180,000	02/28/12
10/30/08	115,000	02/28/12
02/03/10	100,000	02/28/14

Except as otherwise set forth in this Section 4, the terms and conditions of Falla’s outstanding stock options shall remain unchanged.

5.           Waiver and Release.  For and in consideration hereof, Falla, on behalf of himself and his agents, heirs, successors and assigns, expressly waives any claims against and releases the Company and its affiliates, subsidiaries, successors, past and present officers, directors, agents and employees (collectively, the “Released Parties”) from all claims, causes of action or liabilities, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstances pertaining thereto, which he may have or could claim to have against the Company or any of the Released Parties.  This Waiver and Release is intended to be all encompassing, and without limitation covers all matters arising from or during the employment of Falla with the Company and/or related to his resignation from the Company.  This Waiver and Release includes, but is not limited to, claims of discrimination based on race, color, national origin, sex, marital status, age (including claims under the Age Discrimination in Employment Act), or physical or mental disability under any federal, state or local law, rule or regulation; claims under state or federal law governing the payment of wages; and claims under any express or implied contract or legal restrictions on the Company’s right to terminate employees; claims under any employment agreement between Falla and the Company; and any and all claims based on contract or tort law.  This Waiver and Release applies to all claims that arose up through the date hereof (the only exception being a suit filed solely to challenge the validity of this release under the ADEA).

Falla agrees he has been provided the opportunity to consider whether to enter into this Waiver and Release and has voluntarily chosen to enter into it on this date.  Falla acknowledges that he is voluntarily executing this Waiver and Release, that he has carefully read and fully understands all aspects of this Waiver and Release, that he has not relied upon any representations or statements not set forth herein or made by the Company’s agents or representatives, that he has been advised and been provided the opportunity to consult with an attorney prior to executing this Waiver and Release.  Falla further acknowledges that pursuant to applicable law, he has been offered the opportunity to review a copy of this Waiver and Release for a period of twenty-one (21) days (the “Review Period”) and that the terms and condition of this Waiver and Release have not been amended, modified, or revoked during the Review Period.  Falla and the Company agree that Falla shall have seven (7) calendar days (the “Revocation Period”) following the date on which he signs this Agreement to revoke his acceptance of this Waiver and Release, and this Waiver and Release shall not become effective until the Revocation Period has expired.

Falla represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company, and also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company.  Falla agrees that he will not act in any manner that might damage the business of the Company and further agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so.

6.           No Admission.  Nothing in this Agreement shall be construed as any indication that the Company or any of the Released Parties has acted wrongfully towards Falla or any other person.

7.           Employment Agreement.  Falla acknowledges and agrees that those provisions of the Employment Agreement that by their terms survive any termination of Falla’s employment with the Company, including without limitation Sections 6 (“Intellectual Property”), 8(a) (“Restrictive Covenants – Non-disclosure”), 8(b) (“Restrictive Covenants –Non-interference”) and 8(c) (“Restrictive Covenants –Non-competition and Non-solicitation”), shall remain in full force and effect according to their terms following the Separation Date and shall continue to apply with the same force and effect during the term of this Agreement in connection with the transition and consulting services rendered by Falla hereunder; provided, however, that the Company hereby acknowledges and agrees that the employment of Falla as the Vice President, Research and Development of Rodan & Fields, LLC shall not in itself constitute a breach of Section 8(c) of the Employment Agreement, but only so long as Falla remains in full compliance with the terms and conditions of this Agreement and the other applicable terms and conditions of the Employment Agreement.

8.           Nondisparagement.  The parties agree to refrain from any disparaging statements about each other or any of the other Released Parties including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company.

9.           Return of Company Property.  Falla agrees to promptly return to the Company all documents and other items provided to Falla by the Company, developed or obtained by Falla in connection with his employment with the Company, or otherwise belonging to the Company.

10.         Construction of Agreement; Governing Law.  Each party has had a full and complete opportunity to review this Agreement and has been given the opportunity to have counsel review it.  Accordingly, the parties agree that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement.  Interpretation of this Agreement shall be under Washington law.  If any such action is necessary to enforce the terms of this Agreement, the substantially prevailing party shall be entitled to receive reasonable attorneys’ fees and costs.

11.         No Representations.  Falla represents that in entering into this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its employees or agents concerning this Agreement.

12.         Confidentiality.  Falla agrees to keep the terms of this Agreement confidential, except for communications about it with his immediate family, attorney or accountants or other professional financial advisors.

13.         Complete Agreement.  This Agreement constitutes a full and final resolution of all matters in any way related to Falla’s employment with and resignation from the Company.  This Agreement supersedes any and all other agreements between the parties other than with respect to the Employment Agreement as described above and the Company’s 2000 Stock Option Plan and applicable stock option agreements.

14.         Amendment.  The parties agree that no modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

15.         Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction or in any arbitration proceeding, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision shall be deemed, without further action on the part of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.

16.         Titles.  The titles of the paragraphs of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of the Agreement.

17.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as their free and voluntary act on the dates set forth below:

COMPANY:

Helix BioMedix, Inc.,
 a Delaware corporation

By: /s/ R. Stephen Beatty	/s/ Timothy J. Falla
Timothy J. Falla, Ph.D
Its: President & CEO

Dated: February 15, 2011	Dated: February 15, 2011

Exhibit A

Consulting Services

New patent applications

1.	Integrate additional data prior to August 20, 2011 conversion of PCT patent application: T.J.Falla and L.Zhang. Dipeptide copper delivery system. US application 61/401,842.
2.	Complete invention disclosure and facilitate initial filing of: T.J.Falla and L.Zhang. Small molecule elastase inhibitors for skin care.
3.	Complete invention disclosure and facilitate initial filing of: T.J.Falla and L.Zhang. Tripeptide antimicrobial peptides.

Existing patent applications

Work with Howrey to respond to office actions related to ongoing PCT, US and foreign patent applications.

Existing patents

Work with Howrey to ensure payment of maintenance fees for existing US and foreign patents

General consulting

Provide historical perspective or context needed for ongoing collaborations or projects